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                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Chancellor Media Corporation of Los Angeles:

We consent to the use of our reports herein on the following financial statements: 1) the consolidated balance sheet of Chancellor Media Corporation of Los Angeles and Subsidiaries as of December 31, 1996 and the related consolidated statements of operations, stockholder's equity and cash flows for the years ended December 31, 1995 and 1996; 2) the combined balance sheets of WMZQ Inc. and Viacom Broadcasting East, Inc. as of December 31, 1995 and 1996 and the related combined statements of earnings and cash flows for each of the years in the three-year period ended December 31, 1996; 3) the combined balance sheets of Riverside Broadcasting Co., Inc. and WAXQ Inc. as of December 31, 1995 and 1996 and the related combined statements of earnings and cash flows for each of the years in the three-year period ended December 31, 1996; 4) the balance sheets of WLIT Inc. as of December 31, 1995 and 1996 and the related statements of earnings and cash flows for each of the years in the three-year period ended December 31, 1996 and 5) the combined balance sheets of KYSR Inc. and KIBB Inc. as of December 31, 1995 and 1996 and the related combined statements of operations and cash flows for each of the years in the three-year period ended December 31, 1996. We also consent to the reference to our firm under the heading "Experts" in the Registration Statement.

                                            KPMG Peat Marwick LLP

Dallas, Texas

May 5, 1998